EXHIBIT 10.01
DESCRIPTION OF GLU MOBILE INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
(Adopted on October 13, 2006)
The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate. In connection with our initial public offering (“IPO”), the Board adopted the following policy with respect to the compensation of our non-employee directors:
Cash Compensation

Annual Retainer Fee, provided that until the first annual meeting of stockholders following the IPO, directors who are affiliated with one of our principal stockholders are not eligible for this annual base compensation:	$20,000

Annual Lead Independent Director Fee:	$15,000

Annual Committee Fees:
Audit Committee Chair	$15,000
Audit Committee Member (other than Chair)	$5,000
Compensation Committee Chair	$15,000
Compensation Committee Member (other than Chair)	$5,000
Nominating and Governance Committee Chair	$5,000
Nominating and Governance Committee Member (other than Chair)	$5,000
All cash compensation will be paid in quarterly installments based upon continuing service. We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.
Equity Compensation
Each year at about the time of our annual meeting of stockholders, each non-employee director will receive an additional equity award of, at that director’s discretion, either a grant of a number of shares of restricted stock with a then fair market value equal to $50,000 or an option to purchase three times as many shares of our common stock, in either case vesting pro rata monthly over one year.
About the time he or she joins the board, each new non-employee director will receive an initial equity award of, at that director’s discretion, either a grant of a number of shares of restricted stock with a then fair market value equal to $150,000 or an option to purchase three times as many shares of our common stock, in either case vesting as to 16 2/3% of the shares after six months and thereafter vesting pro rata monthly over the next 30 months.